Exhibit 23-a


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement (related to $1,500,000,000 of debt and capital securities) of Morgan Stanley, Dean Witter, Discover & Co. (the "Registrant") on Form S-3 of our reports dated February 21, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 1996; and our report dated May 31, 1997, appearing in the Current Report on Form 8-K of the Registrant filed on June 2, 1997 (which makes reference to the audit of Morgan Stanley Group Inc. by other auditors); and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
February 12, 1998